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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Nexell Therapeutics Inc.:

        We consent to the use of our report dated February 4, 2000, incorporated by reference in the post-effective amendment to the registration statement on Form S-3 of Nexell Therapeutics Inc., relating to the consolidated balance sheets of Nexell Therapeutics Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1999, and to the reference to our firm under the heading "Experts" in the prospectus.

/S/ KPMG LLP

Orange County, California
January 9, 2001